Exhibit 10.3
AMENDMENT TO THE
MYERS INDUSTRIES, INC.
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
DAVID B. KNOWLES
     Amendment to the Myers Industries, Inc. Executive Supplemental Retirement Plan (the “Plan”), is entered into as of the 19th day of June, 2009, by and between Myers Industries, Inc. (the “Employer”) and David B. Knowles (the “Executive”).
     WHEREAS, the Employer established the Plan, effective January 1, 1997;
     WHEREAS, the Executive is a Participant in the Plan;
     WHEREAS, pursuant to Section 10.7 of the Plan, the Employer may amend or modify any provision of the Plan as to any particular Participant (as defined in the Plan) by agreement with such Participant, provided that such agreement is in writing, is executed by both the Employer and the Participant, and is filed with the Plan records;
     WHEREAS, the Employer wants to amend certain provisions of the Plan as to the Executive in order to comply with Internal Revenue Code (“Code”) Section 409A and to effect certain other changes as contemplated by the terms of the Employment Agreement between Myers Industries, Inc. and the Executive dated June 19, 2009; and
     WHEREAS, this Amendment shall apply only to the Executive and not to any other Participants.
     NOW, THEREFORE, the Plan is hereby amended effective June 19, 2009 as to the Executive as follows:
1.	Section 2.4 of the Plan shall be amended in its entirety to read as follows:

“Section 2.4 The term “Benefit Amount” shall mean $75,000.”

2.	Section 2.20 of the Plan shall be amended in its entirety to read as follows:

“Section 2.20 The term “Retirement Date” shall mean the first day of the month coinciding with or immediately following the month in which the Participant terminates employment.”

3.	Article II of the Plan shall be amended by the addition of the following new Section 2.23 at the end thereof:

“Section 2.23 The term “Specified Employee” shall mean a Participant who:

(a)	owns more than five percent (5%) of the stock of the Employer or any member of the Employer’s controlled group;

(b)	owns more than one percent (1%) of the stock of the Employer and has compensation from the employer in excess of $150,000 per year; or

(c)	is an officer of the Employer with compensation in excess of $145,000 per year.”
4.	Section 4.4 of the Plan shall be amended by replacing the paragraph following the table with the following:

“Subject to Section 5.2, such Supplemental Vested Pension shall be paid monthly, commencing on the later of the Participant’s Retirement Date or attainment of age fifty-five (55), and continuing on the same day of each month thereafter until such time as the Participant has received one hundred and twenty (120) monthly payments, provided, however, that such Supplemental Vested Pension shall be further reduced by multiplying the amount that would otherwise be payable to him on his Normal Retirement Date, by the percentage determined from the table set forth in Section 4.2, based upon his attained age as of the date that such Supplemental Vested Pension commences.

5.	Article V of the Plan shall be amended in its entirety to read as follows:

“Section 5.1 A Participant’s Supplemental Pension payable under Section 4.1 (Supplemental Normal Retirement Pension), Section 4.2 (Supplemental Early Retirement Pension), or Section 4.3 (Supplemental Late Retirement Pension) shall be paid monthly commencing on the Participant’s Retirement Date and continuing on the same day of each month thereafter until such time as the Participant has received one hundred and twenty (120) monthly payments. A Participant’s Supplemental Vested Pension payable under Section 4.4 shall be paid as described in Section 4.4.

Section 5.2 Notwithstanding anything contained herein to the contrary, any payment of a Participant’s Supplemental Pension pursuant to Sections 4.1, 4.2, 4.3, 4.4, or Article VII, to a Participant who is a Specified Employee upon separation from service will commence not earlier than the date that is six (6) months following the date the Participant separates from service, or, if earlier, his date of death.”

6.	Section 6.2 of the Plan is hereby amended in its entirety to read as follows:

“Section 6.2 If a Participant dies prior to his Retirement Date, the Participant’s Beneficiary shall be entitled to receive a Death Benefit equal to one hundred percent (100%) of the Supplemental Pension that the Participant would have been eligible to receive if he had retired on the day before his death. Such Death Benefit shall be calculated under Section 4.1, if the Participant’s death occurs on or after his Normal Retirement Date, and under Section 4.2, if the Participant’s death occurs on or after the date that the Participant would be eligible to elect Early Retirement but prior to his Normal Retirement Date. If the Participant’s death occurs prior to his attainment of age 55, the death benefit provided under this Section 6.2 shall be determined under Section 4.4 as if the Participant had attained age 55 on the day before his death, and had commenced receiving a Supplemental Vested Pension as of such date. Such Death Benefit shall be paid to the Participant’s Beneficiary, in accordance with the provisions of Section 5.1, except that it shall commence on the first day of the second month following the month in which the Participant’s death occurs.”

7.	Article VII of the Plan shall be amended in its entirety to read as follows:

“Subject to the provisions of Article XI, if a Participant is determined to be Disabled prior to his Normal Retirement Date, the Participant shall be entitled to receive a Supplemental Normal Retirement Pension calculated pursuant to Section 4.1, and payable upon separation from service at the times specified in Section 5.1. Notwithstanding the preceding sentence, if the Participant is a Specified Employee at the time he separates from service, any payment made pursuant to this Article VII shall not commence earlier than the date that is six (6) months following the date the Participant separates from service, or, if earlier, his date of death.”

8.	Article X of the Plan shall be amended by the addition of the following new Section 10.13 at the end thereof:

“Section 10.13 Notwithstanding anything in this Plan to the contrary, the Employer shall have the right, subject to the Participant’s consent (which shall not be unreasonably withheld), to amend the Plan without any additional consideration to the affected Participant to the extent necessary to avoid penalties arising under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), even if the amendment reduces, restricts or eliminates the benefits or rights of the Participant or his Beneficiary under the Plan. Any amendment under this Section 10.13 shall otherwise be consistent with the intent of this Plan.”
     All other provisions of the Plan are unchanged and shall continue in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

“EMPLOYER” MYERS INDUSTRIES, INC.
/s/ John C. Orr
By: John C. Orr

“EXECUTIVE” DAVID B. KNOWLES
/s/ David B. Knowles